Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10 of Nova Energy, Inc., of our report dated October 15, 2007 on our audit of the financial statements of Nova Energy, Inc. as of June 30, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows for the years ended June 30, 2007, 2006 and inception on December 31, 2002 through June 30, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

August 15, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501